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   As filed with the Securities and Exchange Commission on February 21, 2002
                                                      Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                 eSylvan, INC.
            (Exact Name of Registrant as Specified in Its Charter)

               Maryland                                52-2257470
     (State or Other Jurisdiction of                (I.R.S. Employer
      Incorporation or Organization)                Identification No.)

           506 South Central Avenue
              Baltimore, Maryland                          21202
   (Address of Principal Executive Offices)              (Zip Code)

                       eSylvan, Inc. Omnibus Stock Plan
                           (Full title of the Plan)

                              ROBERT ZENTZ, ESQ.
                                   Secretary
                                 eSylvan, Inc.
                              1001 Fleet Street
                          Baltimore, Maryland  21202
                    (Name and address of agent for service)

                                (410) 843-8000
         (Telephone number, including area code, of agent for service)

                                   Copy to:
                            MICHAEL W. CONRON, ESQ.
                       Venable, Baetjer and Howard, LLP.
                          2 Hopkins Plaza, Suite 1800
                          Baltimore, Maryland  21201
                                (410) 244 7424

                        CALCULATION OF REGISTRATION FEE
  Title of      Amount to be      Proposed         Proposed       Amount of
 Securities      registered        maximum         maximum      Registration
    to be                         offering        aggregate          fee
 registered                       price per        offering
                                    share          price *
Common Stock     3,000,000          $1.90         $5,700,000      $  525.00
                   Shares
 * Calculated solely for the purpose of computing the registration fee pursuant to Rule 457(h).

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                                    PART I

          Documents containing the information specified in Part I of Form S-8 have been and/or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by
Section 10(a) of the Securities Act.

                                    PART II

Item 3.   Incorporation of Documents by Reference.
          ---------------------------------------

          The following documents which have been filed by the registrant, eSylvan, Inc. (the "Company"), with the Commission are incorporated herein by reference:

The Company's Annual Report on Form 10-K as filed with the Commission on April 2, 2001.

The Company's Quarterly Report on Form 10-Q as filed with the Commission on November 14, 2001.

The Company's Quarterly Report on Form 10-Q as filed with the Commission on August 14, 2001.

The Company's Quarterly Report on Form 10-Q as filed with the Commission on May 15, 2001.

          All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of the Registration Statement from the date of filing of such documents.

Item 4.   Description of Securities.
          -------------------------

          Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have cumulative voting rights. Holders of our common stock are entitled to receive ratably such dividends as may be declared from time to time on our common stock by our board of directors out of

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funds legally available therefor. In the event of a dissolution, liquidation or winding-up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and subject to the rights of any holders of other classes or series of stock that are then outstanding. Holders of common stock have no right to convert their common stock into any other securities. The common stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.


Item 5.   Interests of Named Experts and Counsel.
          --------------------------------------

          Not Applicable.

Item 6.   Indemnification of Directors and Officers.
          -----------------------------------------

     Section 2-418 of the Maryland General Corporation Law (the ''MGCL'') provides that the Company may indemnify any director who was, is or is threatened to be made a named defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director of the Company, or while a director, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, against reasonable expenses (including attorneys' fees), judgments, penalties, fines and settlements, actually incurred by the director in connection with such action, suit or proceeding, unless it is established that: (i) the act or omission of the director was material to the matter giving rise to such action, suit or proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If the action, suit or proceeding was one by or in the right of the Company, no indemnification shall be made with respect to any action, suit or proceeding in which the director shall have been adjudged to be liable to the Company. A director also may not be indemnified with respect to any action, suit or proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director is adjudged to be liable on the basis that a personal benefit was improperly received. Unless limited by

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the Company's Charter: (i) a court of appropriate jurisdiction, upon application of a director, may order such indemnification as the court shall deem proper if it determines that the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, regardless of whether the director has met the standards of conduct required by MGCL Section 2-418; and (ii) the Company shall indemnify a director if such director is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above. However, with respect to any action, suit or proceeding by or in the right of the Company or in which the director was adjudged to be liable on the basis that a personal benefit was improperly received, the Company may only indemnify the director for any expenses
(including attorneys' fees) incurred in connection with such action, suit or proceeding. MGCL Section 2-418 further provides that unless limited by the Company's Charter, the Company: (i) shall (a) indemnify an officer of the Company if such officer is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, and (b) indemnify an officer of the Company if a court of appropriate jurisdiction, upon application of an officer, shall order indemnification; (ii) may indemnify and advance expenses to an officer, employee or agent of the Company to the same extent that it may indemnify directors; and (iii) may indemnify and advance expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by the Charter, Bylaws, general or specific action of the Company's Board of Directors or contract.

The Charter of the Company, provides that the Company shall indemnify its currently acting and its former directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the MGCL, as from time to time amended. If approved by the Board of Directors, the Company may indemnify its employees, agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise to the extent determined to be appropriate by the Board of Directors. The Company shall advance expenses to its directors and officers entitled to mandatory indemnification to the maximum extent permitted by the MGCL and may in the discretion of the Board of Directors advance expenses to employees, agents and others who may be granted indemnification.

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The Company's Charter provides that, to the fullest extent permitted by the
MGCL, as amended or interpreted, no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages in connection with events occurring at the time such person served as a director or officer.


Item 7.   Exemption from Registration Claimed.
          -----------------------------------

          Not applicable.


Item 8.   Exhibits.
          --------

          5         Opinion of Venable, Baetjer
                    and Howard LLP

          23.1      Consent of Ernst & Young, LLP

          23.2      Consent of Venable, Baetjer
                    and Howard, LLP(included in
                    Exhibit 5)

          24        Power of Attorney


Item 9.   Undertakings.
          ------------

          The undersigned Company hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

          (2) That, for determining liability under the Securities Act of 1933, as amended, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is

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incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Baltimore, state of Maryland, on February 21, 2002.

                              eSylvan, INC.

                              By: /s/ David Graves
                                 --------------------
                                 David Graves, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                        Title                  Date
----------                        -----                  ----

/s/ DAVID GRAVES                  President              February 21, 2002
---------------------             (Principal             -----------------
David Graves                      Executive Officer)

                                  Treasurer and          February 21, 2002
                                  Chief Financial        -----------------
/s/ B. LEE McGEE                  Officer (Principal
---------------------             Financial Officer
B. Lee McGee                      and Principal
                                  Accounting Officer)


The Entire Board of Directors

     Peter Cohen
     Christopher Hoehn-Saric
     B. Lee McGee
     Robert Zentz

By:
 /s/ DAVID GRAVES
 --------------------                                    February 21, 2002
  David Graves                                           -----------------
  Attorney-in-Fact


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                                 Exhibit Index
                                 -------------


Exhibit Number      Description
--------------      -----------

5                   Opinion of Venable, Baetjer
                    and Howard LLP

23.1                Consent of Ernst & Young, LLP

23.2                Consent of Venable, Baetjer
                    and Howard, LLP(included in
                    Exhibit 5)

24                  Power of Attorney

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